Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-214207) of our report dated March 30, 2021 included in this Annual Report on Form 10-K of Inhibitor Therapeutics, Inc. (the “Company”), relating to the balance sheets of the Company as of December 31, 2021 and 2020, and the related statements of operations, stockholders’ equity and cash flows for the years then ended.

/s/ Cherry Bekaert LLP

Tampa, Florida

March 30, 2022